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                                                                    EXHIBIT 99.1



                                     Exhibit 99.1


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                                                                    EXHIBIT 99.1


                         IMMUNEX AND AMERICAN HOME PRODUCTS
                              REVISE RESEARCH AGREEMENTS

    SEATTLE -- July 17, 1996 -- Immunex Corporation (NASDAQ:IMNX) and American Home Products Corporation (NYSE:AHP) today announced that they have agreed to revise and amend research agreements related to joint development of new oncology products and the TNF receptor (TNFR).

    Under the prior oncology research agreement, Immunex was obligated to contribute $26.1 million in 1996, up to $38.3 million in 1997, and 50 percent of the AHP oncology discovery research budget for years after 1997. The revised agreements, to be made effective July 1, provide for Immunex to contribute $16 million per year (adjusted for inflation in the years after 1996) to support AHP discovery research in oncology, plus 50 percent of shared development costs if an AHP oncology product is selected for clinical testing. For comparison purposes, the Immunex contribution specified under these agreements totaled $13 million in the first half of 1996 and will decrease in the second half to $8 million for discovery, plus additional cost for development programs, when specific plans are established.

    "Today, the Board approved new agreements between Immunex and AHP," said Ed Fritzky, Immunex chairman and CEO. "Immunex's financial support of AHP oncology research will be focused on discovery of small molecule cancer products, which will complement Immunex's biological research efforts. The projected cost savings from the amended agreements will allow the company to accelerate investment in Immunex products with nearer-term potential, such as TNFR for rheumatoid arthritis, Leukine-Registered Trademark- GM-CSF in fungal infections, Novantrone-Registered Trademark- for prostate cancer, and to investigate the utility of FLT3 ligand as an immunomodulator and IL-4 receptor as an asthma therapy."

    Under the terms of the new agreements, Immunex will retain North American marketing rights on oncology products resulting from its own research. AHP retains ex-North American rights to oncology products discovered by Immunex. Immunex's rights with respect to AHP oncology products will be converted into an option to obtain North American marketing rights to products resulting from AHP oncology research supported by Immunex. Once an oncology product is selected for collaborative development, the companies will share costs on a 50/50 basis.

    In addition, the companies entered into a new agreement on TNFR. Global marketing rights are allocated as in the original agreement, with Immunex retaining rights in North America, and AHP with exclusive rights for territories outside North America. The companies have established joint project management systems and will

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share the costs of developing TNFR in North America and Europe.  The prior agreement called for AHP to contribute $4 million per year in the years 1994 through 1997 to support TNFR development.

    Immunex is a biopharmaceutical company dedicated to developing immune system science to protect human health. The company's products offer hope to patients with cancer, inflammatory and infectious diseases.

    American Home Products owns a majority interest in Immunex. AHP is one of the world's largest research-based pharmaceutical and health care products companies and is a leading developer, manufacturer and marketer of prescription drugs and over-the-counter medications. It is also a leader in vaccines, generic pharmaceuticals, biotechnology, agricultural products, animal health care, medical devices and food products.


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